UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2020

ARCUS BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38419	47-3898435
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3928 Point Eden Way

Hayward, CA 94545

(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 694-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	RCUS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company:  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Option, License and Collaboration Agreement

On May 27, 2020, Arcus Biosciences, Inc. (“Arcus”) entered into an Option, License and Collaboration Agreement (“Collaboration Agreement”) with Gilead Sciences, Inc. (“Gilead”) pursuant to which Gilead will obtain an exclusive option to acquire an exclusive license to all of Arcus’s current and future clinical programs during the 10-year collaboration term and, for those programs that enter clinical development prior to the end of the collaboration term, for up to an additional three years thereafter. Gilead may exercise its option, on a program-by-program basis, upon payment of an option fee that ranges from $200 million to $275 million per program for Arcus’s current clinical programs, and $150 million per program for all other Arcus programs that enter clinical development. If Gilead exercises its option with respect to Arcus’s TIGIT program, Arcus is also eligible to receive up to $500 million in potential U.S. regulatory approval milestones with respect to AB154. Pursuant to the Collaboration Agreement, Gilead will make a $175 million upfront cash payment and will immediately obtain an exclusive license to Arcus’s zimberelimab program.

Upon Gilead’s exercise of its option to a program, the companies will co-develop, equally share global development costs and equally share all profits and losses for the United States, subject to certain opt-out rights of Arcus, expense caps on Arcus’s spending and true-up adjustments. For each optioned program, provided Arcus has not exercised its opt-out rights, Arcus has an option to co-promote in the United States. Gilead will obtain rights to exclusively commercialize any optioned programs outside of the U.S., subject to the rights of Arcus’s existing partners to any territories, and Gilead will pay to Arcus tiered royalties as a percentage of revenues ranging from the high teens to the low twenties. Gilead will further provide ongoing research and development support of up to $400 million over the collaboration term.

The Collaboration Agreement is subject to termination (a) by either party for the other party’s uncured material breach or insolvency and (b) by Gilead with sufficient prior written notice. Other customary termination rights are further provided in the Collaboration Agreement.

Common Stock Purchase Agreement and Investor Rights Agreement

In addition to the Collaboration Agreement, Arcus and Gilead entered into a Common Stock Purchase Agreement and an Investor Rights Agreement (collectively, the “Equity Agreements”) pursuant to which Gilead will make an upfront equity investment of $200 million by purchasing from Arcus 5,963,029 shares of Arcus common stock at a purchase price of $33.54 per share (the “Initial Purchase Price”). Gilead also has the right, at its option, to purchase additional shares from Arcus, up to a maximum of 35% of Arcus’s then-outstanding voting common stock, from time to time over the next five years, at a purchase price equal to the greater of a 20% premium to market (based on a trailing five-day average closing price) at the time Gilead exercises such option, and the Initial Purchase Price. The Equity Agreements also include standstill and lockup provisions and provide Gilead with certain other stock purchase and registration rights, as well as the right to designate two individuals to be appointed to Arcus’s Board of Directors.

This transaction is subject to review under the Hart-Scott Rodino Antitrust Improvements Act and other customary closing conditions.

The foregoing is only a brief description of the material terms of the Collaboration Agreement, the Common Stock Purchase Agreement and the Investor Rights Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to each of these agreements, which will be filed as exhibits to Arcus’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2020.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above under the caption “Common Stock Purchase Agreement and Investor Rights Agreement” is incorporated by reference here.    The shares are being sold to Gilead pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as they are being sold to one entity that is an accredited investor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCUS BIOSCIENCES, INC.

Date: May 27, 2020	By:	/s/ Terry Rosen, Ph.D.
Terry Rosen, Ph.D.
Chief Executive Officer